                                                                    Exhibit 4.10

================================================================================

                            GUARANTOR LOAN AGREEMENT


                                     Between


                            LOUISIANA GENERATING LLC,
                                   as borrower


                                       and


                        NRG SOUTH CENTRAL GENERATING LLC
                                    as lender


                           Dated as of March 30, 2000

================================================================================

                                TABLE OF CONTENTS

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                                                                                   Page
                                                                                   ----
                                       ARTICLE I

                               DEFINITIONS; CONSTRUCTION
                               -------------------------
       Section 1.1 Definitions ...................................................... 2
       Section 1.2 Principles of Construction ....................................... 2

                                       ARTICLE II

                           DESCRIPTION OF THE GUARANTOR LOAN
                           ---------------------------------

       Section 2.1 Acknowledgments of Subsidiary Guarantor;
                   Guarantor Loan ................................................... 2
       Section 2.2 Term of this Agreement ........................................... 3
       Section 2.3 Interest ......................................................... 3
       Section 2.4 Principal ........................................................ 3
       Section 2.5 Obligations of the Subsidiary Guarantor Hereunder
                   Unconditional .................................................... 4
       Section 2.6 General Terms of Payment ......................................... 4
       Section 2.7 Security ......................................................... 4
       Section 2.8 Pledge of Guarantor Note ......................................... 4

                                      ARTICLE III
                  COVENANTS AND AGREEMENTS OF THE SUBSIDIARY GUARANTOR
                  ----------------------------------------------------

       Section 3.1 Reporting Requirements ........................................... 5
       Section 3.2 Existence; Governmental Approvals; Compliance
                   with Applicable Laws ............................................. 5
       Section 3.3 Title to Assets. ................................................. 6
       Section 3.4 Payment of Taxes and Claims ...................................... 6
       Section 3.5 Books and Records ................................................ 6
       Section 3.6 Right of Inspection .............................................. 7
       Section 3.7 Use of Proceeds; Depositary Accounts ............................. 7
       Section 3.8 Performance of Transaction Documents ............................. 7
       Section 3.9 Auditors ......................................................... 7

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
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                                                                                   ----
       Section 3.10 Operation of the Project ........................................ 7
       Section 3.11 Insurance ....................................................... 8
       Section 3.12 Third Party Consents ............................................ 8
       Section 3.13 Permitted Indebtedness .......................................... 8
       Section 3.14 Permitted Liens ................................................. 9
       Section 3.15 Guarantees ...................................................... 9
       Section 3.16 Business Activities ............................................. 9
       Section 3.17 Assignment of Obligations; Additional Agreements ................ 9
       Section 3.18 Fundamental Changes; Sale of Assets ............................ 10
       Section 3.19 Investments; Transactions with Affiliates ...................... 10
       Section 3.20 Finance Documents; Project Documents ........................... 12
       Section 3.21 Restricted Payments ............................................ 13
       Section 3.22 Investment Company Act ......................................... 13
       Section 3.23 Taxation ....................................................... 13
       Section 3.24 Further Assurances ............................................. 13

                                       ARTICLE IV
                              EVENTS OF DEFAULT; REMEDIES
                              ---------------------------

       Section 4.1 Events of Default ............................................... 14
       Section 4.2 Remedies Upon a Guarantor Event of Default ...................... 17
       Section 4.3 Continuing Lien ................................................. 18
       Section 4.4 Defense of Actions .............................................. 19

                                       ARTICLE V
                              GENERAL TERMS AND CONDITIONS
                              ----------------------------

       Section 5.1 Notices ......................................................... 19
       Section 5.2 Amendments and Waivers .......................................... 19
       Section 5.3 No Waiver; Remedies Cumulative .................................. 20
       Section 5.4 Severability .................................................... 20
       Section 5.5 Third Party Beneficiaries ....................................... 20
       Section 5.6 Subsidiary Guarantor in Control ................................. 21
       Section 5.7 Number and Gender ............................................... 21
       Section 5.8 Section Headings ................................................ 21
       Section 5.9 Governing Law; Submission to Jurisdiction;/Waiver of
                   Jury Trial ...................................................... 21

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
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
       Section 5.10 Limitation of Liability ........................................ 22
       Section 5.11 Counterparts ................................................... 23
       Section 5.12 Successors and Assigns ......................................... 23
       Section 5.13 Maximum Interest Rate .......................................... 23
       Section 5.14 Entire Agreement ............................................... 23

Schedule I          Amortization Schedule and Interest Rate
Schedule 3.13       Permitted Guarantor Indebtedness
Schedule 3.15       Permitted Liens
Schedule 3.16       Guarantees
Schedule 3.17       Permitted Investments

Exhibit A:          Form of Guarantor Note

                            GUARANTOR LOAN AGREEMENT


      This GUARANTOR LOAN AGREEMENT, dated as of March 30, 2000 (this "Agreement") is by and among LOUISIANA GENERATING LLC, a Delaware limited liability company (the "Subsidiary Guarantor"), as borrower, and NRG SOUTH CENTRAL GENERATING LLC, a Delaware limited liability company ("the Issuer"), as lender.

                                    RECITALS

      WHEREAS, the Issuer is a limited liability company established for the purpose of issuing the Bonds in its individual capacity pursuant to the Indenture and to make loans pursuant to this Agreement;

      WHEREAS, the Issuer has simultaneously with the execution and delivery of this Agreement issued and sold the Initial Bonds pursuant to the Indenture;

      WHEREAS, pursuant to this Agreement, the Issuer intends to use a portion of the proceeds from the issuance and sale of the Initial Bonds to make the Guarantor Loan to the Subsidiary Guarantor in the aggregate principal amount of $800,000,000 the proceeds of which will be used, among other things, to finance costs and expenses associated with the Acquisition; and

      WHEREAS, payments of the principal of, premium (if any), interest on and any other amounts due with respect to the Initial Bonds will be serviced by repayment of the Guarantor Loan and guaranteed by the Subsidiary Guarantor.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto formally covenant, agree and bind themselves as follows:

                                   ARTICLE I

                           DEFINITIONS; CONSTRUCTION

      Section 1.1 Definitions. Except as otherwise expressly provided herein or unless the context otherwise clearly requires, capitalized terms used in this Agreement shall have the meanings ascribed thereto in Appendix A of the Trust Indenture, dated as of March 30, 2000, among the Issuer, the Subsidiary Guarantor and The Chase Manhattan Bank, as Bond Trustee and Appendix A is incorporated by reference herein as if set forth in full herein.

      Section 1.2 Principles of Construction. Except as otherwise expressly provided herein or unless the context otherwise clearly requires, the principles of construction set forth in Section 1.1 (Definitions; Construction) of the Indenture shall apply to this Agreement.

                                   ARTICLE II


                   DESCRIPTION OF THE GUARANTOR LOAN

      Section 2.1 Acknowledgments of Subsidiary Guarantor; Guarantor Loan. The Subsidiary Guarantor and the Issuer hereby acknowledge and agree that:

      (a) pursuant to this Agreement, the Issuer does hereby lend to the Subsidiary Guarantor and the Subsidiary Guarantor does hereby borrow from the Issuer funds in the aggregate principal amount of Eight Hundred Million Dollars ($800,000,000) (the "Guarantor Loan") to be evidenced by a promissory note or notes substantially in the form of Exhibit A issued by the Subsidiary Guarantor in favor of the Issuer (each such note, including any note issued pursuant to clause (b) of this Section 2.1, a "Guarantor Note"); and

      (b) if proceeds from the issuance and sale of any Additional Bonds the proceeds of which must be loaned to the Subsidiary Guarantor by the Issuer pursuant to the terms of the Indenture or applicable Supplemental Indenture, the outstanding principal balance of the Guarantor Loan shall be increased by the amount of net proceeds loaned to the Subsidiary Guarantor in connection therewith and the Guaran-tor Loan shall include the loan to the Subsidiary Guarantor of such proceeds, as evidenced by a promissory note or notes substantially in the form of Exhibit A to be issued by the Subsidiary Guarantor in favor of the Issuer.

      Section 2.2 Term of this Agreement. This Agreement shall remain in full force and effect from the date hereof until the payment in full of all amounts due under this Agreement.

      Section 2.3 Interest. Interest hereunder shall be paid in arrears on each March 15 and September 15, commencing September 15, 2000, until all principal hereunder is paid in full. Interest hereunder shall be computed (a) on the basis of a three hundred sixty (360) day year, consisting of twelve (12) thirty (30) day months, and (b) at the applicable rates per annum specified on Schedule I.

      Section 2.4 Principal.

      (a) Regular Repayment. (i) The Subsidiary Guarantor shall repay the Guarantor Loan in installments to the Issuer on the dates, at the times and in the amounts set forth on Schedule I (as the same may be modified (a) pursuant to Section 8.3 of the Indenture and (b) to reflect any prepayments made pursuant to clause (b) of this Section 2.4).

               (ii) If any proceeds from the issuance of any Additional Bonds are loaned to the Subsidiary Guarantor by the Issuer, principal payments on the additional promissory note or notes issued by the Subsidiary Guarantor pursuant to Section 2.1(b) shall be payable in scheduled installments which correspond to the repayment of such Additional Bonds pursuant to Schedule I of the Indenture as the same may be modified from time to time.


      (b) Prepayment. The Subsidiary Guarantor shall prepay the Guarantor Loan pursuant to Section 3.4 of the Indenture (or shall instruct the Depositary Bank to make the required withdrawals and transfers) in such amounts and at such times as may be appropriate to permit the Issuer to redeem the Bonds pursuant to
Section 3.1 or Section 3.2 of the Indenture including any Redemption Premium if required thereunder. Following such prepayment, the Subsidiary Guarantor shall furnish the Bond Trustee, on behalf of the Issuer, an Officer's Certificate setting forth the amortization schedule for the remaining Bonds after giving effect to such prepayment and corresponding redemption under the Indenture.
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

      (c) The Subsidiary Guarantor shall prepay the Guarantor Loan in such amounts and at such times as may be appropriate to permit the Issuer to defease the Bonds pursuant to Section 9.2 of the Indenture.

      Section 2.5 Obligations of the Subsidiary Guarantor Hereunder Uncondi-tional. The obligation of the Subsidiary Guarantor to make the payments required in Section 2.3 and Section 2.4 shall be absolute and unconditional and the Subsidiary Guarantor shall not discontinue such payments for any reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, eviction or constructive eviction from the Project, including commercial frustration of purpose, or change in Applicable Law. The Subsidiary Guarantor may, however, at its own cost and expense and in its own name or, with the consent of the Issuer and subject to the provision of certain indemnities as the Issuer may require, in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third Persons which the Subsidiary Guarantor deems reasonably necessary in order to secure or protect its right of possession, occupancy and use of the Project.


      Section 2.6 General Terms of Payment. (a) All sums payable to the Issuer hereunder shall be deemed paid to the extent the Collateral Agent shall apply, pursuant to the instructions of either Obligor, amounts held by the Depositary Bank to the payment of the principal of, interest on or any other amounts due in respect of the Guarantor Loan and the principal of, premium (if any), interest on or any other amounts due in respect of the Bonds, each in accordance with the Indenture or any relevant Supplemental Indenture.

      (b) All payments due or accruing hereunder shall be calculated pursuant to the terms and provisions set forth in the Indenture with respect to the corresponding payment due or accruing on the Bonds.


      Section 2.7 Security. The obligations of the Subsidiary Guarantor hereunder shall be secured as set forth herein and under the Security Documents.

      Section 2.8 Pledge of Guarantor Note. The Issuer shall pledge the Guaran-tor Note to the Collateral Agent, acting on behalf of the Secured Parties pursuant to the Issuer Security Agreement. The Subsidiary Guarantor hereby acknowledges and consents to the granting of such pledge and this Section 2.8 shall constitute notice thereof given as of the date of this Agreement.

                                  ARTICLE III

              COVENANTS AND AGREEMENTS OF THE SUBSIDIARY GUARANTOR

      The Subsidiary Guarantor hereby covenants and agrees that from the date of this Agreement, it shall faithfully observe and fulfill, and shall cause to be faithfully observed and fulfilled, each and all of the following covenants until the Debt Termination Date shall have occurred:

      Section 3.1 Reporting Requirements. The Subsidiary Guarantor shall furnish or cause to be furnished to the Issuer:

      (a) promptly, and in any event within ten (10) days after the receipt of notice of the occurrence of any litigation, claim, proceeding or controversy pending or the receipt by the Subsidiary Guarantor of a written threat of any such litigation, claim, proceeding or controversy involving or affecting the Subsidiary Guarantor or the Project that would in any case reasonably be expected to result in a Material Adverse Effect, notice of the same;

      (b) copies of all material notices delivered in connection with any Project Document or otherwise in connection with the Project; and

      (c) all other information reasonably requested by the Issuer to enable the Issuer to satisfy its obligations under the Indenture.

      Section 3.2 Existence; Governmental Approvals; Compliance with
Applicable Laws. (a) The Subsidiary Guarantor shall at all times preserve and maintain in full force and effect its existence as a limited liability company in good standing under the laws of the State of Delaware and its qualification to do business in each other jurisdiction in which the character of properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; provided, however that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 3.18 and (ii) the Subsidiary Guarantor may change its status as a limited liability company if the Rating Agencies confirm in writing that the change will not result in a Ratings Downgrade and the Subsidiary Guarantor otherwise complies with its obligations under the Finance Documents.

      (b) The Subsidiary Guarantor shall (i) obtain all Governmental Approvals necessary for the transaction of its business as conducted or proposed to be con-ducted and (ii) maintain its status as an EWG except in either case where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

      (c) The Subsidiary Guarantor shall comply with all Applicable Laws (including Environmental Laws) and Governmental Approvals applicable to it, and all other acts, rules, regulations, permits, orders and requirements of any legislative, executive, administrative or judicial body relating to the performance by the Subsidiary Guarantor of its obligations hereunder, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

      Section 3.3 Title to Assets. The Subsidiary Guarantor shall preserve and maintain good, valid and marketable title or leasehold rights to the Mortgaged Property and its assets constituting part of the Collateral (excluding any real property that is not part of the Mortgaged Property) (subject to no Liens other than Permitted Liens) except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 3.3 shall prevent the Subsidiary Guarantor from disposing of any asset subject to terms and provisions of Section 3.18.

      Section 3.4 Payment of Taxes and Claims. The Subsidiary Guarantor shall, prior to the time that penalties shall attach thereto, pay and discharge or cause to be paid or discharged all Taxes, assessments and governmental charges or levies imposed upon it or its income or profits except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the Subsidiary Guarantor shall not be required to pay any such obligation if (a) such charges are being diligently contested in good faith by appropriate proceedings, and (b) adequate reserves are established with respect to the contested items (in accordance with GAAP). The Subsidiary Guarantor shall promptly pay or cause to be paid any valid, final non-appealable judgment enforcing any such Tax, assessment, governmental charge or levy and shall cause the same to be satisfied of record, as applicable.

      Section 3.5 Books and Records. The Subsidiary Guarantor shall at all times keep proper books of record and account truly and fairly reflecting the financial condition and results of operations of the Subsidiary Guarantor in which full, true and correct entries in conformity with GAAP and all Applicable Laws shall be made of all dealings and transactions in relation to its business and activities.

      Section 3.6 Right of Inspection. Upon reasonable advance written notice, the Subsidiary Guarantor shall permit the Bond Trustee or its representative to visit and inspect, in the presence of representatives of the Subsidiary Guarantor, if reasonably requested by the Bond Trustee, any of the properties of the Subsidiary Guarantor, and to examine and make copies of the books of record and accounts of the Subsidiary Guarantor as reasonably necessary and discuss the affairs, finances and accounts of the Subsidiary Guarantor with, and be advised as to the same by, its officers, all at such reasonable times and intervals and to such reasonable extent as the Bond Trustee may request.

      Section 3.7 Use of Proceeds; Depositary Accounts. (a) The Subsidiary Guarantor shall use all proceeds of the Guarantor Loan solely to (i) finance the Acquisition and to pay certain fees, expenses, costs and taxes associated therewith and (ii) repay in full any Indebtedness owed to any Affiliate that is outstanding on the Closing Date.

      (b) Unless otherwise permitted by the Indenture, the Subsidiary
Guarantor shall cause (i) all Project Revenues, (ii) any proceeds received from the sale of assets related to the Project (excluding Assets Specifically Held for Resale) and (iii) all Loss Proceeds, proceeds received in connection with a Title Event or proceeds received in connection with a PPA Buy-Out received by it to be deposited into the Revenue Account.

      Section 3.8 Performance of Transaction Documents. The Subsidiary Guarantor shall perform all of its material covenants and agreements contained in any of the Transaction Documents to which it is a party, except where such nonperformance would not reasonably be expected to result in a Material Adverse Effect.

      Section 3.9 Auditors. The Subsidiary Guarantor shall retain
PricewaterhouseCoopers LLP or another nationally recognized independent accounting firm in the United States to act as its auditors and authorize such firm to communicate directly with the Bond Trustee and the Collateral Agent.


      Section 3.10 Operation of the Project. The Subsidiary Guarantor shall maintain and operate the Project in accordance with prudent independent power industry practice.

      Section 3.11 Insurance. (a) The Subsidiary Guarantor shall at all times maintain, with responsible, reputable and financially sound insurance carriers, and provide satisfactory evidence of, customary insurance in such amounts (subject to reasonable and customary deductibles and sublimits) and with terms and conditions in accordance with prudent independent power industry practice. All policies (other than workers' compensation) shall name the Collateral Agent and the Bond Trustee as loss payee or additional insured.

      (b) Each insurance policy obtained by the Subsidiary Guarantor shall provide for at least ten (10) days' written notice to the Bond Trustee and the Collateral Agent of cancellation, reduction in amount of coverage or any other material change in coverage.

      Section 3.12 Third Party Consents. The Subsidiary Guarantor shall use commercially reasonable efforts to obtain Third Party Consents with respect to each material Project Document entered into by the Subsidiary Guarantor after the Closing Date.

      Section 3.13 Permitted Indebtedness. The Subsidiary Guarantor shall not create or incur or suffer to exist any Indebtedness except the following (collectively, "Permitted Guarantor Indebtedness"):

      (a)    Indebtedness incurred pursuant to this Agreement;

      (b)    Indebtedness related to Permitted Liens;

      (c)    Indebtedness outstanding on the Closing Date as set forth on
Schedule 3.13;

      (d) Indebtedness owed to the Issuer pursuant to any intercompany notes that have been pledged to the Collateral Agent;

      (e)    Indebtedness to an Additional Guarantor; and

      (f)    Indebtedness represented by Hedging Agreements;

      (g) Indebtedness in respect of letters of credit, surety bonds or performance bonds issued in the ordinary course of business;.

       (h) trade indebtedness or other similar Indebtedness incurred in the ordinary course of business (but not in any case for borrowed money);

       (i) other Indebtedness in an aggregate principal amount not to exceed $15,000,000 (Escalated) at any one time; and

       (j) Indebtedness related to the Subsidiary Guarantor's obligations to establish certain funds under its power purchase agreements with the EMC's.

       Section 3.14 Permitted Liens. The Subsidiary Guarantor shall not create or suffer to exist or permit any Lien upon or with respect to any of its properties except Permitted Liens.

       Section 3.15 Guarantees. The Subsidiary Guarantor shall not become liable, directly or indirectly, in connection with any Guarantee Obligation, except for (a) the Guarantee, (b) endorsements and similar obligations in the ordinary course of business and (c) guarantees existing on the Closing Date as set forth on Schedule 3.15.

       Section 3.16 Business Activities. The Subsidiary Guarantor shall not engage in any activities other than (a) those contemplated by this Agreement and the other Finance Documents and activities incidental thereto, (b) the acquisition, ownership, operation and maintenance of the Project and the Joint Operating Assets (and, in each case, activities incidental or related thereto) or (c) the acquisition and ownership of Additional Guarantors; provided, that,
(i) prior to acquiring or creating any Additional Guarantor, the Subsidiary Guarantor shall obtain written confirmation from each Rating Agency that such action will not result in a Ratings Downgrade; (ii) each Additional Guarantor shall enter into a loan agreement containing covenants substantially similar to those set forth in Sections 3.13, 3.14, 3.15, 3.16, 3.18, 3.19, 3.21 and 3.23
hereof; and (iii) each Additional Guarantor shall enter into a guarantee of payments due on the Bonds substantially similar to the Guarantee.

       Section 3.17 Assignment of Obligations; Additional Agreements. Other than assignments to the Collateral Agent, the Subsidiary Guarantor shall not assign any of its rights or obligations under any material Project Document or enter into any additional material Project Document unless (a) an Authorized Officer of the Subsidiary Guarantor certifies that the transactions contemplated by such assignment or additional Project Document would not reasonably be expected to result in a Material Adverse Effect or (b) each Rating Agency confirms in writing that the assignment or entering into such additional Project Document would not result in a Ratings Downgrade.

Section 3.18 Fundamental Changes; Sale of Assets. (a) Except as otherwise permitted under the Indenture or other Finance Documents, the Subsidiary Guarantor shall not enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except that, if at the time no Default exists or is caused by such action: (i) the Subsidiary Guarantor may merge into the Issuer in a transaction in which the Issuer is the surviving corporation; (ii) the Subsidiary Guarantor may merge into an Additional Guarantor in a transaction in which the surviving entity is an Additional Guarantor and the Issuer's economic interest in the Subsidiary Guarantor's assets shall not have been diminished as a result of such merger; and (iii) the Subsidiary Guarantor may liquidate or dissolve if the assets of the Subsidiary Guarantor are transferred to an Additional Guarantor (provided that the Issuer's economic interest in such assets would not be diminished as a result thereof) if the Subsidiary Guarantor determines in good faith that such liquidation or dissolution in the best interests of the Subsidiary Guarantor and would not reasonably be expected to result in a Material Adverse Effect.

       (b) The Subsidiary Guarantor shall not sell, lease, transfer, assign or otherwise dispose of (in one transaction or in a series of transactions) any of its assets unless such transaction is a Permitted Asset Sale.

       (c) The Subsidiary Guarantor shall not amend its certificate of formation or any other organizational document unless such amendment is otherwise permitted by Section 3.2 hereof or in connection with a name change.

       Section 3.19 Investments; Transactions with Affiliates. (a) The Subsidiary Guarantor shall not directly or indirectly, make investments, loans or advances or acquire the stock, obligations or securities of any Person except:

              (i) loans to any Additional Guarantor with the funds borrowed by the Issuer in accordance with the Indenture and on-lent to the Subsidiary Guarantor or as otherwise on deposit in the Revenue Account;

              (ii) investments in Cash Equivalents;

              (iii) investments outstanding on the Closing Date as set forth on
       Schedule 3.19;

              (iv) operating deposits with banks;

              (v) investments by the Subsidiary Guarantor in any Additional Guarantors;

              (vi) investments in another Person, if as a result of such investment (x) such other Person becomes an Additional Guarantor or (y) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to the Subsidiary Guarantor or an Additional Guarantor;

              (vii) investments representing capital stock or obligations issued to the Subsidiary Guarantor in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Subsidiary Guarantor;

              (viii) investments acquired by Subsidiary Guarantor in connection with any asset sale permitted under this Agreement to the extent such investments are non-cash proceeds as permitted under this Agreement;

              (ix) any investment to the extent that the consideration therefore is capital stock (other than redeemable capital stock) of the Subsidiary Guarantor;

              (x) investments consisting of security deposits with utilities and other Persons made in the ordinary course of business;

              (xi) Hedging Agreements;

              (xii) amounts constituting Restricted Payments which the Subsidiary Guarantor would be permitted to make under Section 3.21; and

              (xiii) additional investments up to but not exceeding $10,000,000 (Escalated) outstanding at any one time in the aggregate among the Obligors and any Additional Guarantor.

       For purposes of clause (xiii) of this Section, the aggregate amount of an investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, including any securities, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash or other property in respect of such investment; the amount of an investment shall not in any event be reduced by reason of any write-off of such investment not increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividend, distributed or otherwise paid out.

       (b) The Subsidiary Guarantor shall not enter into any transaction or series of related transactions with any Affiliate except (i) transactions in the ordinary course of business at prices and on terms not less favorable than a comparable transaction entered into on an arm's-length basis; (ii) transactions between or among the Issuer, the Subsidiary Guarantor or any Additional Guarantor not involving any other Affiliate; (iii) any Restricted Payment otherwise permitted by the terms and conditions of the Indenture and this Agreement, and (iv) transactions that are contemplated by any Transaction Document entered into on or prior to the Closing Date or any extension, renewal or replacement thereof that would not reasonably be expected to result in a Material Adverse Effect.

       Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) reasonable and customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Subsidiary Guarantor entered into in the ordinary course of business, (ii) loans and advances to officers directors and employees of the Subsidiary Guarantor for reasonable travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, (iii) the incurrence of intercompany Indebtedness which constitutes Permitted Indebtedness and (iv) transactions pursuant to agreements in effect on the date hereof.

       Section 3.20 Finance Documents; Project Documents. (a) The Subsidiary Guarantor shall not consent to, enter into or grant any amendment, waiver, consent, change or modification to the Finance Documents, or assign any of its obligations thereunder, except in accordance with this Agreement.

       (b) The Subsidiary Guarantor shall not consent to, enter into or grant any amendment, waiver, consent or change or modification, or permit the cancellation or termination of, any Project Document unless such action (i) would not reasonably be expected to result in a Material Adverse Effect or (ii) shall otherwise be permitted by the terms and conditions of this Agreement.

       Section 3.21 Restricted Payments. The Subsidiary Guarantor shall not declare nor make any Restricted Payments except for payments permitted under
Section 6.7 of the Indenture.

       Section 3.22 Investment Company Act. The Subsidiary Guarantor shall not take any action which will cause it to be in violation of the Investment Company Act of 1940 (as such act may be amended, modified or supplemented from time to time) including all rules and regulations promulgated thereunder.

       Section 3.23 Taxation. The Subsidiary Guarantor shall not elect or cause itself to be treated as a corporation for United States federal or state income tax purposes and shall not take any action which will cause it to be treated as a corporation for United States federal or state income tax purposes unless in connection with a change permitted under Section 3.2.

       Section 3.24 Further Assurances. (a) The Subsidiary Guarantor shall execute and deliver, from time to time as requested by the Bond Trustee or the Collateral Agent or as necessary, at the Subsidiary Guarantor's expense, such other documents in connection with the rights and remedies of the Bond Trustee and the Holders granted or provided for by the Finance Documents and to consummate the transactions contemplated therein.

       (b) The Subsidiary Guarantor shall, at its own expense, take all reasonable actions necessary to establish, maintain, protect, perfect and continue the perfection of the Liens created by the Security Documents and its rights and title and the rights and title of the Bond Trustee and the Holders to the Guarantor Collateral in such manner and in such places as in the opinion of counsel to the Subsidiary Guarantor, the Bond Trustee or the Collateral Agent is required by Applicable Law in order to fully preserve and protect the rights of the Collateral Agent and the Bond Trustee.

                                   ARTICLE IV
                           EVENTS OF DEFAULT; REMEDIES

       Section 4.1 Events of Default. The term "Guarantor Event of Default," whenever used herein, shall mean any of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or shall come about or be affected by operation of law, or be pursuant to or in compliance with any Applicable Law), and any such event shall continue to be Guarantor Event of Default if and for so long as it shall not have been remedied:

       (a) the Subsidiary Guarantor shall fail to pay any principal of, premium (if any) and interest due with respect to any Guarantor Loan when the same becomes due and payable, whether by scheduled maturity or required prepayment or redemption or by acceleration or otherwise and such failure continues for fifteen (15) or more days following the due date for payment;

       (b) an Indenture Event of Default shall have occurred and be continuing;

       (c) the Subsidiary Guarantor shall default in the performance or observance of any covenant or agreement contained in Section 3.2 (with respect to the maintenance of the corporate existence of the Subsidiary Guarantor only),
Section 3.4, Section 3.10, Section 3.13, Section 3.14, Section 3.15, Section 3.16, Section 3.18, Section 3.20, Section 3.21, Section 3.22 or Section 3.24 and such failure shall continue uncured for thirty (30) or more days from the earliest to occur of (i) the date an Authorized Officer of the Subsidiary Guarantor obtains actual knowledge of such failure or (ii) the date on which an Authorized Officer of the Subsidiary Guarantor receives written notice from the Bond Trustee, the Collateral Agent or any Holder of such Default;

       (d) the Subsidiary Guarantor shall default in the performance or observance of any of its covenants or material obligations contained in this Agreement (other than those referred to in clause (c) of this Section 5.1) and such failure shall continue uncured for thirty (30) or more days from the earliest to occur of (i) the date an Authorized Officer of the Subsidiary Guarantor obtains actual knowledge of such failure or (ii) the date on which an Authorized Officer of the Subsidiary Guarantor receives written notice from the Bond Trustee, the Collateral Agent or any Holder of such Default; provided that if the Subsidiary Guarantor commences and diligently pursues efforts to cure such default within such thirty (30) day period and delivers written notice thereof to the Bond Trustee, the Subsidiary Guarantor may continue to effect such cure of the default and such default shall not be deemed a "Guarantor Event of Default" for an additional sixty (60) days following the end of the initial thirty (30) day period so long as the Subsidiary Guarantor is diligently pursuing such cure;

       (e) the Subsidiary Guarantor shall (i) apply for or authorize or approve or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or all or a substantial part of its property, (ii) admit in writing its inability or be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code, (v) file a petition seeking to take advantage of any other Debtor Relief Law, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law or (vii) take any action for the purpose of effecting any of the foregoing including, without limitation, commencing a shareholder vote in connection with any of the foregoing;

       (f) a proceeding or case shall be commenced without the application or consent of the Subsidiary Guarantor in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, winding-up or the composition or readjustment of debts or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Subsidiary Guarantor or all or a substantial part of its property under any Debtor Relief Law and such proceeding or case shall continue undismissed, or any order, judgment or decree approving any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more consecutive days, or any order for relief against the Subsidiary Guarantor shall be entered in any involuntary case under the Federal Bankruptcy Code or any other Debtor Relief Law;

       (g) any Security Document to which the Subsidiary Guarantor is party shall cease to be in full force and effect or, except to the extent permitted by the terms and conditions of any Security Document, any Lien purported to be granted thereby with respect to any Guarantor Collateral described therein shall cease to be a valid and perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties on the Guarantor Collateral described therein with the priority purported to be created thereby and such cessation has resulted in a Material Adverse Effect; provided that the Subsidiary Guarantor shall have thirty (30) days from the earliest to occur of (i) the date an Authorized Officer of the Subsidiary Guarantor obtains actual knowledge thereof or (ii) the date on which an Authorized Officer of the Subsidiary Guarantor receives written notice from the Bond Trustee, the Collateral Agent or any Holder of such Default to cure such cessation (if curable) or to furnish to the Collateral Agent all documents or instruments required to cure any such cessation (if curable);

       (h) Indebtedness for borrowed money of the Subsidiary Guarantor in an amount exceeding $15,000,000 (Escalated) (other than any amount due under or pursuant to the Finance Documents) is required to be prepaid, or shall be declared to be due and payable, other than by scheduled required payment, prior to the stated maturity thereof, as the result of the acceleration of the stated maturity thereof following an event of default thereunder; provided that such default and acceleration has not been annulled or rescinded within thirty (30) days and remains in effect with respect to such Indebtedness;

       (i) the entry of one or more final and non-appealable judgment or judgments for the payment of money in excess of $25,000,000 (Escalated) (exclusive of amounts fully covered by insurance or indemnity) against the Subsidiary Guarantor, which remain unpaid or unstayed for a period of sixty
(60) or more consecutive days;

       (j) any material Finance Document to which the Subsidiary Guarantor is a party is declared in a final nonappealable judgment to be unenforceable against any the Subsidiary Guarantor, or the Subsidiary Guarantor shall have expressly repudiated its obligations thereunder and ceased to perform such obligations, or defaulted in the performance or observance of any of its material obligations thereunder and such default has continued unremedied for a period of five (5) Business Days or more;

       (k) any material Project Document to which the Subsidiary Guarantor is a party ceases to be valid and binding and in full force and effect (other than as permitted or contemplated hereunder), any third party thereto denies that it has any liability or obligation under such material Project Document and such third party ceases performance thereunder, or any third party is in default under such material Project Document (subject to any applicable grace period thereunder), and in each case such cessation or default has resulted or would reasonably be expected to result in a Material Adverse Effect; provided, however, that no such event shall be a Guarantor Event of Default if (i) within one hundred eighty (180) days from any such occurrence the Subsidiary Guarantor (x) causes the third party to reaffirm the disaffirmed provisions or resume performance (as the case may be) or (y) enters into a replacement document substantially similar to the original document or (ii) each Rating Agency confirms in writing that such event will not result in a Ratings Downgrade;

       (l) an Event of Loss with respect to the entire Project shall occur for which no Loss Proceeds are received by either Obligor or the Subsidiary Guarantor shall voluntary abandon the entire Project for sixty (60) consecutive days and in each case such Event of Loss or voluntary abandonment has resulted or would reasonably be expect to result in a Material Adverse Effect; provided that the occurrence of an Event of Loss shall not be a Guarantor Event of Default if within thirty (30) days from the occurrence of such Event of Loss, there exists an Approved Restoration Plan in respect of the remediation of the damage, loss or taking giving rise to such Event of Loss;

       (m) any Governmental Approval required for the operation of the Project is revoked, terminated, withdrawn or ceases to be in full force and effect if such revocation, termination, withdrawal or cessation would reasonably be expected to have a Material Adverse Effect; provided that no such event shall be a Guarantor Event of Default if within sixty (60) days from the occurrence thereof the Subsidiary Guarantor diligently pursues in good faith and (i) obtains an additional Governmental Approval in substitution therefor or replacement thereof or (ii) causes such Governmental Approval to be reissued; provided further that the such event shall not be a Guarantor Event of Default for an additional thirty (30) days following the expiration of the initial sixty
(60) day period if within the sixty (60) day period the Guarantor Default has not been cured but the Subsidiary Guarantor continues to diligently pursue in good faith the items set forth in clauses (i) and (ii) above during such additional thirty (30) day period, and

       (n) the Subsidiary Guarantor shall fail to satisfy its obligations and payments under the Guarantee.

       Section 4.2 Remedies Upon a Guarantor Event of Default. Subject to the Intercreditor Agreement, if one or more Guarantor Events of Default shall have occurred and be continuing, then:

       (a)    in the case of a Guarantor Event of Default described in clause
(a), (b) (with respect to an Indenture Event of Default under clause (a) of Section 5.1 of the

Indenture) or (n) of Section 4.1, then, in each and every case, upon the written and unrescinded direction (such direction may be rescinded as permitted by the terms of the Indenture) of (i) the One-Third Holders or (ii) the Bond Trustee, notwithstanding the absence of direction from the One-Third Holders, if in the good faith exercise of its discretion the Bond Trustee determines that such action is necessary to protect the interests of the Holders, the Issuer shall declare that portion of the outstanding principal amount of all Guarantor Notes, all interest accrued and unpaid thereon, all premium (if any), all other amounts payable in respect thereof and all other amounts payable under this Agreement to be due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived;

       (b)    in the case of a Guarantor Event of Default described in clause
(b) (except with respect to an Indenture Event of Default under clause (a), (e) or (f) of Section 5.1 of the Indenture), or clause (c), (d), (g), (h), (i), (j),
(k), (l) or (m) of Section 4.1, then, in each and every case, upon the written and unrescinded direction (such direction may be rescinded as permitted by the terms of the Indenture) of (i) the Majority Holders or (ii) the Bond Trustee, notwithstanding the absence of direction from the Majority Holders if in the good faith exercise of its discretion the Bond Trustee determines that such action is necessary to protect the interests of the Holders, the Issuer shall declare that portion of the outstanding principal amount of all Guarantor Notes, all interest accrued and unpaid thereon, all premium (if any), all other amounts payable in respect thereof and all other amounts payable under this Agreement to be due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived; and

       (c)    in the case of a Guarantor Event of Default described in clause
(b) (with respect to an Indenture Event of Default under clause (e) or (f) of Section 5.1 of the Indenture), or clause (e) or (f) of Section 4.1 then, in each and every case, the entire outstanding principal amount of all Guarantor Notes, all interest accrued and unpaid thereon, all premium (if any), all other amounts payable in respect thereof and all other amounts payable under this Agreement shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived.

       Section 4.3 Continuing Lien. (a) The Liens on and security interests in the Collateral granted in this Agreement, the Security Documents and the other Finance Documents to which the Subsidiary Guarantor is a party secure all Indebtedness and all obligations of the Subsidiary Guarantor owed to the Issuer in connection with the Guarantor Loan of whatever kind or character, whether now owing, hereafter arising or hereafter to be performed.

       (b) Notwithstanding anything to the contrary in this Agreement, the Security Documents or the other Finance Documents to which the Subsidiary Guarantor is a party, if on the date the principal balance of the Bonds and the Working Capital Facility is fully paid (the "Pay-Off Date") any other amounts owed by the Subsidiary Guarantor hereunder remain to be paid, the Issuer shall not be obligated to release any collateral remaining subject to the Security Documents, and such collateral shall continue to secure the payment of such amounts as of the Pay-off Date.

       Section 4.4 Defense of Actions. Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of a Guarantor Event of Default, the Subsidiary Guarantor may (but shall not be obligated to) commence, appear in or defend any action or proceeding purporting to affect the Guarantor Loan, the Guarantor Notes or the respective rights and obligations of the Issuer and any other Person pursuant to this Agreement, the Security Documents or any other Finance Document to which the Subsidiary Guarantor is a party. The Issuer may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys' fees and expenses, incurred in connection with such proceedings or actions, which expenses the Subsidiary Guarantor hereby agrees to repay to the Issuer promptly upon demand.

                                    ARTICLE V

                          GENERAL TERMS AND CONDITIONS

       Section 5.1 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, or sent by overnight delivery or telecopy to the Issuer, the Subsidiary Guarantor, the Bond Trustee or the Rating Agencies at their respective addresses specified on Schedule III to the Indenture, or in each case at such other address as shall be designated by such Person in a written notice to the other parties hereto.

       Section 5.2 Amendments and Waivers. No waiver, amendment, modification or termination of any provision of this Agreement, or consent to any departure by the Subsidiary Guarantor therefrom, shall in any event be effective unless such waiver, amendment, modification or termination is in writing, is signed by the parties hereto and is in accordance with the Intercreditor Agreement and
Section 8.3 of the Indenture. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

       Section 5.3 No Waiver; Remedies Cumulative. No failure or delay on the part of the Issuer in exercising any right, power or privilege hereunder or under any other Finance Document and no course of dealing between the Issuer or the Subsidiary Guarantor shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Finance Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies expressly provided herein or in any other Finance Document are cumulative and not exclusive of any rights, powers or remedies which the Issuer would otherwise have, all of which may at the discretion of the Issuer, subject to the Intercreditor Agreement, be pursued separately, successively or concurrently against the Subsidiary Guarantor, the Collateral or any other collateral securing the obligations of the Subsidiary Guarantor hereunder. No notice to or demand on the Subsidiary Guarantor in any case shall entitle the Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Issuer to any other or further action in any circumstances without notice or demand.

       Section 5.4 Severability. In case any provision in or obligation under this Agreement or any Guarantor Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

       Section 5.5 Third Party Beneficiaries. Except as provided in Section 5.12, nothing in this Agreement or in any Guarantor Note, express or implied, shall give or be construed to give any Person, other than the parties hereto, the Bond Trustee and the Holders, any benefit or any legal or equitable right, remedy or claim under this Agreement. Notwithstanding the preceding sentence, no Holder shall have any right to pursue any remedy hereunder except pursuant to the Intercreditor Agreement and through the Bond Trustee as permitted under
Section 5.5 of the Indenture.

       Section 5.6 Subsidiary Guarantor in Control. In no event shall the rights and interests of the Issuer or the Bond Trustee under this Agreement and the other Finance Documents to which the Subsidiary Guarantor is a party be construed to give the Issuer or the Bond Trustee, or be deemed to indicate that the Issuer or the Bond Trustee has, control of the business, management or properties of the Subsidiary Guarantor or power over the daily management functions and operating decisions made by the Subsidiary Guarantor.

       Section 5.7 Number and Gender. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

       Section 5.8 Section Headings. Captions, section headings and the table of contents appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

       Section 5.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. (a) THIS AGREEMENT IS A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

       (b) Any legal action or proceeding against the Subsidiary Guarantor with respect to this Agreement may be brought in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, the Subsidiary Guarantor hereby irrevocably submits and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Subsidiary Guarantor agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon the Subsidiary Guarantor, and may be enforced in any other jurisdiction by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. The Subsidiary Guarantor hereby irrevocably designates, appoints and empowers CT Corporation System with offices on the date hereof at 111 Eighth Avenue, New York, N.Y. 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Subsidiary Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Bond Trustee. The Subsidiary Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Subsidiary Guarantor at its address referred to in Section 5.1, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right of the Issuer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Subsidiary Guarantor in any other jurisdiction.

       (c) The Subsidiary Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Finance Document brought in the courts referred to in clause (b) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

       (d) WITH REGARD TO THIS AGREEMENT, THE SUBSIDIARY GUARANTOR AND THE ISSUER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY.

       Section 5.10 Limitation of Liability. The obligations of the Subsidiary Guarantor or an Affiliate thereof hereunder are solely the corporate obligations of the Subsidiary Guarantor and no recourse shall be had against NRG, the Members or any employee, officer, director, member, shareholder, Affiliate, agent or servant of the Subsidiary Guarantor and NRG (each a "Non-Recourse Person") with respect to this Agreement, any of the obligations of the Subsidiary Guarantor hereunder or any obligation of the Subsidiary Guarantor for the payment of any amount payable hereunder for any claim based on, arising out of or relating to this Agreement; provided, however, that nothing in this
Section 5.10 shall be deemed to affect or diminish (a) the obligations of any such Non-Recourse Person under any Transaction Document to which it is party,
(b) the rights and remedies of the Issuer against any such Non-Recourse Person under any Transaction Document to which any such Non-Recourse Person is a party,
(c) the rights and remedies of the Issuer with respect to the Collateral or (d) the obligations of any such Non-Recourse Person under any Transaction Document as a result of such Person's fraud or willful misconduct.

       Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

       Section 5.12 Successors and Assigns. All of the covenants, promises and agreements in this Agreement by or on behalf of the Subsidiary Guarantor or the Issuer shall bind and inure to the benefit of their respective successors and assigns, regardless of whether so expressed, except that the Subsidiary Guarantor may not assign or transfer all or any part of its rights and obligations under this Agreement other than with the prior written consent of the Bond Trustee and in accordance with the Indenture and the Intercreditor Agreement.

       Section 5.13 Maximum Interest Rate. Notwithstanding any provision to the contrary contained herein or in any Guarantor Note, at no time shall the Subsidiary Guarantor be obligated or required to pay interest on the principal balance due hereunder or thereunder at a rate which could be in excess of the maximum interest rate permitted by law to be contracted or agreed to be paid. If by the terms hereof or of any Guarantor Note, the Subsidiary Guarantor is at any time required or obligated to pay interest in excess of such maximum rate, then the rate of interest applicable hereunder or thereunder shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate.

       Section 5.14 Entire Agreement. This Agreement, together with any other agreements executed in connection herewith, is intended by the parties hereto as a final expression of their agreement as to the matters covered hereby and is intended as a complete and exclusive statement of the terms and conditions hereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                LOUISIANA GENERATING LLC


                                By: /s/ Craig A. Mataczynski
                                    -------------------------------
                                    Name:  Craig A. Mataczynski
                                    Title: Vice President


                                NRG SOUTH CENTRAL GENERATING LLC


                                By: /s/ Craig A. Mataczynski
                                    -------------------------------
                                    Name:  Craig A. Mataczynski
                                    Title: President

                                   SCHEDULE I

                  AMORTIZATION OF PRINCIPAL AND INTEREST RATE

                            Series A                Series B
      Payment               Principal               Principal
       Date                 Repayment               Repayment
--------------------   ------------------     --------------------

September 15, 2000     $     11,250.00        $          -
  March 15, 2001       $     12,500.00        $          -
September 15, 2001     $     12,750.00        $          -
  March 15, 2002       $     12,750.00        $          -
September 15, 2002     $     12,750.00        $          -
  March 15, 2003       $     12,750.00        $          -
September 15, 2003     $     12,750.00        $          -
  March 15, 2004       $      7,500.00        $          -
September 15, 2004     $      7,500.00        $          -
  March 15, 2005       $      7,500.00        $          -
September 15, 2005     $      7,500.00        $          -
  March 15, 2006       $      7,500.00        $          -
September 15, 2006     $      7,500.00        $          -
  March 15, 2007       $      7,500.00        $          -
September 15, 2007     $      7,500.00        $          -
  March 15, 2008       $     12,500.00        $          -
September 15, 2008     $     12,500.00        $          -
  March 15, 2009       $     13,750.00        $          -
September 15, 2009     $     13,750.00        $          -
  March 15, 2010       $     17,500.00        $          -
September 15, 2010     $     17,500.00        $          -
  March 15, 2011       $     21,250.00        $          -
September 15, 2011     $     21,250.00        $          -
  March 15, 2012       $     22,500.00        $          -
September 15, 2012     $     22,500.00        $          -
  March 15, 2013       $     22,500.00        $          -
September 15, 2013     $     23,750.00        $          -
  March 15, 2014       $     23,750.00        $          -
September 15, 2014     $     26,250.00        $          -


                                 Schedule I-1

                            Series A                Series B
      Payment               Principal               Principal
       Date                 Repayment               Repayment
--------------------   ------------------     --------------------

  March 15, 2015       $     26,250.00        $       -
September 15, 2015     $     27,500.00        $       -
  March 15, 2016       $     27,500.00        $       -
September 30, 2016     $       -              $     22,500.00
  March 15, 2017       $       -              $     22,500.00
September 15, 2017     $       -              $     21,000.00
  March 15, 2018       $       -              $     19,500.00
September 15, 2018     $       -              $     19,500.00
  March 15, 2019       $       -              $     18,000.00
September 15, 2019     $       -              $     18,000.00
  March 15, 2020       $       -              $     16,500.00
September 15, 2020     $       -              $     16,500.00
  March 15, 2021       $       -              $     16,500.00
September 15, 2021     $       -              $     16,500.00
  March 15, 2022       $       -              $     16,500.00
September 15, 2022     $       -              $     16,500.00
  March 15, 2023       $       -              $     15,000.00
September 15, 2023     $       -              $     15,000.00
  March 15, 2024       $       -              $     15,000.00
September 15, 2024     $       -              $     15,000.00
                       =================      ==================
                       $    500,000.00        $    300,000.00

                                 Schedule I-2

                                SCHEDULE 3.13

                       PERMITTED GUARANTOR INDEBTEDNESS

                                    None.







                               Schedule 3.13-1

                                SCHEDULE 3.15

                               PERMITTED LIENS

1. Liens specifically assumed by the Subsidiary Guarantor as part of Assumed Liabilities pursuant to the Fifth Amended and Restated Asset Purchase and Reorganization Agreement, dated as of Secptember 21, 1999, among the Subsidiary Guarantor, Ralph R. Mabey, as Chapter 11 Trustee of Cajun and NRG with respect to certain provisions.


                               Schedule 3.15-1

                                  SCHEDULE 3.16

                                   GUARANTEES

                                      None.













                                 Schedule 3.16-1

                                 SCHEDULE 3.19

                             PERMITTED INVESTMENTS


1.     PPA Form A Defense Fund (to be funded on March 31, 2000).

2.     PPA Form B Defense Fund (to be funded on March 31, 2000).










                                 Schedule 3.19-1

                                    EXHIBIT A

                             FORM OF GUARANTOR NOTE


US$[________]                                                 [DATE]

              For value received, the undersigned, LOUISIANA GENERATING LLC, a Delaware limited liability company (the "Subsidiary Guarantor"), by this promissory note promises to pay to the order of NRG SOUTH CENTRAL GENERATING LLC, a Delaware limited liability company ("the Issuer"), at the office of The Chase Manhattan Bank, a bank organized and existing under the laws of the State of New York, located at 450 West 33rd Street, 15th Floor, New York, NY 10001, in lawful currency of the United States of America and in immediately available funds, the principal amount of [________] (US$[_________]), or if less, the aggregate unpaid and outstanding principal amount of this Guarantor Note advanced by the Issuer to the Subsidiary Guarantor pursuant to that certain Guarantor Loan Agreement, dated as of March 30, 2000 (the "Guarantor Loan Agreement"), by and among the Subsidiary Guarantor and the Issuer, and as the same may be amended from time to time, and all other amounts owed by the Subsidiary Guarantor to the Issuer hereunder.

              This is one of the Guarantor Notes entered into pursuant to the Guarantor Loan Agreement and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in Appendix A of that certain Trust Indenture, dated as of March 30, 2000 (the "Indenture"), by and between the Issuer and The Chase Manhattan Bank, a bank organized and existing under the laws of the State of New York, as Bond Trustee.

              Reference is hereby made to the indenture and the Security Documents for the provisions, among others, with respect to the custody and application of the Collateral, the nature and extent of the security provided thereunder, the rights, duties and obligations of the Subsidiary Guarantor and the rights of the holder of this Guarantor Note.

              The principal amount hereof is payable in accordance with the Guarantor Loan Agreement, and such principal amount may be prepaid solely in accordance with the Guarantor Loan Agreement.



                                   Exhibit A-1

              The Subsidiary Guarantor further agrees to pay, in lawful currency of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Guarantor Loan Agreement, and the Subsidiary Guarantor agrees to pay all other amounts due, including, without limitation, fees and costs, as stated in the Guarantor Loan Agreement.

              Upon the occurrence of any one or more Guarantor Events of Default (as defined in Section 4.1 of the Guarantor Loan Agreement) all amounts then remaining unpaid under this Guarantor Note may become or be declared to be immediately due and payable as provided in the Guarantor Loan Agreement, without notice of default, presentment or demand the payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind, all of which are expressly waived by the Subsidiary Guarantor.

              The obligations hereunder are subject to the limitations set forth in Section 5.10 of the Guarantor Loan Agreement, the provisions of which are hereby incorporated by reference.

              THIS GUARANTOR NOTE IS A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES OF AMERICA AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).



                                   Exhibit A-2

              IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this Guarantor Note to be duly executed.



                                        LOUISIANA GENERATING LLC


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:





                                   Exhibit A-3